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                       [JOSEFINA C. DE LA CRUZ LETTERHEAD]


                                                                   June 14, 2001

Re:  Checkpoint Genetics Pharmaceuticals, Inc.

To Whom It May Concern:

The firm of Josefina de la Cruz, C.P.A., P.C. consents to the inclusion of their report on February 17, 2001, on the Financial Statements of Checkpoint Genetics Pharmaceuticals, Inc., as of December 31, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,


/s/  Josefina de la Cruz
Josefina de la Cruz
Certified Public Accountant